EXHIBIT 21

LIST OF SUBSIDIARIES

Subsidiaries of Ashland Inc. (“AI”) at September 30, 2007, included the companies listed below.  Ashland has numerous unconsolidated affiliates, which are primarily accounted for on the equity method, and majority-owned consolidated subsidiaries in addition to the companies listed below.  Such affiliates and subsidiaries are not listed below since they would not constitute a significant subsidiary considered in the aggregate as a single entity.

Company	Jurisdiction of Incorporation	Immediate Parent*

ASH GP LLC (“ASH GP”)	Delaware	AIHI
ASH LP LLC (“ASH LP”)	Delaware	AIHI
Ashland Brasil Ltda. (“ABL”)	Brazil	AHBV
Ashland Canada Corp. (“ACC”)	Nova Scotia, Canada	ACHBV
Ashland Canada Holdings B.V. (“ACHBV”)	Netherlands	AHBV
Ashland Chemical Hispania, S.L.	Spain	AIHI
Ashland Chimie France SAS (“ACF”)	France	AF
Ashland Deutschland GmbH (“ADG”)	Germany	AIHI
Ashland Finland Oy	Finland	AHBV 51% - ACC 49%
Ashland France SAS (“AF”)	France	AHBV
Ashland Holdings B.V. (“AHBV”)	Netherlands	ATCV
Ashland International Holdings, Inc. (“AIHI”)	Delaware	AI
Ashland Italia S.p.A.	Italy	AHBV
Ashland Nederland B.V.	Netherlands	AHBV
Ashland Polyester SAS	France	ACF
Ashland Resinas Ltda.	Brazil	ABL
Ashland UK Limited	United Kingdom	AHBV
Ashmont Insurance Company, Inc.	Vermont	AI
AshOne C.V. (“AOCV”)	Netherlands	ASH LP 1% - AIHI 98% - ASH GP 1%
AshTwo C.V. (“ATCV”)	Netherlands	AIHI 10% - AOCV 89% - ASH GP 1%
AshThree LLC	Delaware	AI
Valvoline (Australia) Pty. Limited	Australia	AHBV
Valvoline (Deutschland) GmbH & Co. Kg	Germany	ADG
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*100% of the voting securities are owned by the immediate parent except as otherwise indicated.